Exhibit 99.2

American Apparel Prices Offering

of $206 Million of Senior Secured Notes

Los Angeles, CA, March 28, 2013 — American Apparel, Inc. (the “Company”) (NYSE MKT: APP) announced today the pricing of $206,000,000 aggregate principal amount of its 13.0% Senior Secured Notes due 2020 (collectively, the “Notes”).  The Notes will be issued at 97% of par.  The Company intends to use the net proceeds from the offering of the Notes, together with borrowings under a new asset-backed revolving credit facility, to repay in full and terminate our credit facilities with Lion Capital, LLC and Crystal Financial LLC and, to the extent any proceeds are remaining, for general corporate purposes.  The Company anticipates that the closing of the offering will take place on or about April 4, 2013, subject to customary closing conditions, including the concurrent closing of the new asset-backed revolving credit facility.

The Notes will be the senior secured obligations of the Company and will be guaranteed, on a senior secured basis, by the Company’s domestic restricted subsidiaries, subject to some exceptions.

The Notes and related guarantees are being offered only to “qualified institutional buyers” in the United States in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons pursuant to Regulation S under the Securities Act.  The Notes and related guarantees have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements regarding the Notes and the closing of the offering.  Such forward-looking statements are based upon the current beliefs and expectations of the Company’s management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others, whether or not the Company will consummate the offering and the uses of proceeds of the offering.  All forward-looking statements are qualified in their entirety by this cautionary statement and speak only as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

American Apparel, Inc.

John J. Luttrell

Chief Financial Officer

(213) 488-0226

or

ICR, Inc.

John Rouleau

Managing Director

(203) 682-8342

John.Rouleau@icrinc.com